Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-263715, 333-275011, 333-284237 and 333-284535) and Form S-3 (No. 333-274146, 333-282796 and 333-284028) of our report dated March 27, 2025, with respect to the consolidated financial statements of Sharps Technology, Inc. as of December 31, 2024 and 2023 and for the years then ended included in this Annual Report on Form 10-K for the year ended December 31, 2024

March 27, 2025

New York, NY

* * * * *

PKF O’CONNOR DAVIES LLP

245 Park Avenue, New York, NY 10167 I Tel: 212.867.8000 or 212.286.2600 I Fax: 212.286.4080 I www.pkfod.com

PKF O’Connor Davies LLP is a member firm of the PKF International Limited network of legally independent firms and does not accept any responsibility or liability for the actions or inactions on the part of any other individual member firm or firms.